Exhibit 99.2

Auditor General of Nova Scotia

Kim.Adair@novascotia.ca

5161 George Street

Royal Centre, Suite 400

Halifax, Nova Scotia, B3J 1M7

INDEPENDENT AUDITOR’S CONSENT

To: The Department of Finance and Treasury Board of the Province of Nova Scotia

I consent to the use of my independent auditor’s report dated September 10, 2026 to the Members of the Legislative Assembly of Nova Scotia on the consolidated financial statements of the Province of Nova Scotia, comprising the consolidated statement of financial position as at March 31, 2026, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt, consolidated statement of remeasurement gains and losses, and consolidated statement of cash flow for the year then ended, and related notes and schedules, included in the Public Accounts of Nova Scotia for the fiscal year ended March 31, 2026 that is included in Amendment No. 1 to the Province of Nova Scotia’s Annual Report on Form 18-K to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on October 2, 2026 and to be incorporated by reference into the Province of Nova Scotia’s Registration Statement File No. 033-25297 and Film No. 251564992 previously filed with the U.S. Securities and Exchange Commission.

Kim Adair, FCPA, FCA, ICD.D

Auditor General of Nova Scotia

Halifax, Nova Scotia

October 2, 2026